As filed with the Securities and Exchange Commission on February 26, 2009
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY PARTNERS BANCORP
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	20-3700861
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

1250 Highway 35 South
Middletown, New Jersey 07748
(732) 706-9009
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael J. Gormley, Executive Vice President, COO & CFO
1250 Highway 35 South
Middletown, New Jersey 07748
(732) 706-9009
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Michael T. Rave, Esq.
Scott W. Goodman, Esq.
Day Pitney LLP
P.O. Box 1945
Morristown, New Jersey 07962
(973) 966-6300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Warrant to Purchase Common Stock, and Underlying Shares of Common Stock, No Par Value	288,462 shares(1)	$4.68(2)	$1,350,002.16(2)	$53.06

(1)
There are being registered hereunder (a) a warrant for the purchase of 288,462 shares of common stock at an initial exercise price of $4.68 per share, and (b) 288,462 shares of common stock issuable upon exercise of such warrant, and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416(a).

(2)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $4.68.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR IS IT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2009

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PROSPECTUS
===========================================================
COMMUNITY PARTNERS BANCORP

Warrant to Purchase 288,462 Shares of Common Stock, No Par Value
288,462 Shares of Common Stock, No Par Value

This prospectus relates to the potential resale from time to time by selling securityholders of a warrant to purchase 288,462 shares of common stock, which we refer to as the “warrant,” and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant collectively as the “securities.”  The warrant, along with 9,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (liquidation preference amount of $1,000 per share), or the “senior preferred shares,” were originally issued by us pursuant to a Letter Agreement dated January 30, 2009, and the related Securities Purchase Agreement – Standard Terms, which we refer to collectively as the “purchase agreement,” between us and the United States Department of the Treasury, which we refer to as the “initial selling securityholder” or the “Treasury,” in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the “Securities Act.”

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the “selling securityholders,” may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CPBC”.  On February 24, 2009, the closing price for the common stock was $3.05 per share.  The warrant is not currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for the warrant unless we are requested to do so by the Treasury.

Investing in our securities involves risks.  You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE COMMISSIONER OF BANKING AND INSURANCE OF THE STATE OF NEW JERSEY OR ANY OTHER GOVERNMENTAL AGENCY.

Our principal executive offices are located at 1250 Highway 35 South, Middletown, New Jersey 07748 and our telephone number is (732) 706-9009.

The date of this prospectus is ______________, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Community Partners Bancorp,” “Community Partners” or the “Company” as used in this prospectus refer to Community Partners Bancorp and, as the context requires, its subsidiaries including Two River Community Bank.  The term the “Bank” as used in this prospectus refers to Two River Community Bank.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.  You should read the entire prospectus carefully, including the “Risk Factors” section and the other documents we refer to and incorporate by reference, in order to understand this offering fully.  In particular, we incorporate important business and financial information into this prospectus by reference.

Community Partners was organized to effect the acquisition of, and become the holding company for, two New Jersey-chartered commercial banks, Two River Community Bank, located in Middletown, New Jersey, and The Town Bank, located in Westfield, New Jersey.   At the effective time of the acquisition in April 2006, each of Two River and Town Bank became a wholly-owned subsidiary of Community Partners.  Effective December 31, 2008, Town Bank merged with and into Two River.  Although Town Bank branches continue to use The Town Bank name, Town Bank now operates as a division of Two River.

Other than its investment in Two River, Community Partners currently conducts no other significant business activities.  Community Partners may determine to operate its own business or acquire other commercial banks, thrift institutions or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although it has no present plans or intentions to do so.

On January 30, 2009, the Company entered into a purchase agreement with the Treasury, pursuant to which the Company agreed to issue and sell, and the Treasury agreed to purchase, (i) 9,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase up to 288,462 shares of the Company’s common stock, no par value, at an initial exercise price of $4.68 per share. The warrant was immediately exercisable upon its issuance and will expire on January 30, 2019.

We are required under the terms of the purchase agreement to register for resale the senior preferred shares, the warrant and the shares of common stock underlying the warrant on the condition that we are eligible to register these securities on Form S-3 as of the date of the purchase agreement, which was January 30, 2009. The senior preferred shares were not eligible for registration on Form S-3 on January 30, 2009. Therefore, we are only registering the resale of the warrant sold to the Treasury pursuant to the purchase agreement and the shares of the Company’s common stock to be issued upon the exercise of the warrant. We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the securities offered under this prospectus.

The common stock of the Company is listed on the NASDAQ Capital Market under the symbol “CPBC”.  Our principal executive offices are located at 1250 Highway 35 South, Middletown, New Jersey 07748 and our telephone number is (732) 706-9009.

RISK FACTORS

An investment in our securities involves risks.  The material risks and uncertainties that management believes affect the Company are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus.  The risks and uncertainties described below are not the only ones facing the Company.  Additional risks and uncertainties that management is not aware of or that management currently believes are immaterial may also impair the Company’s business operations.  This prospectus is qualified in its entirety by these risk factors.

We may suffer losses in our loan portfolio despite our underwriting practices.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. Although we believe that our underwriting criteria are appropriate for the various kinds of loans that we make, we may still incur losses on loans that meet our underwriting criteria due to current economic conditions. A significant part of our loan portfolio is secured by real restate. As real estate values in New Jersey decline, our ability to recover on defaulted loans by selling the underlying real estate is reduced, which increases the possibility that we may suffer losses on defaulted loans. This may result in significant loan losses, which may exceed the amounts set aside as reserves in our allowance for loan losses and have a material adverse effect on our operating results.

Our financial condition and results of operations would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses or if we are required to increase our allowance.

Despite our underwriting criteria, we may experience loan delinquencies and losses. In order to absorb losses associated with non-performing loans, we maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Determination of the allowance inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. At any time there are likely to be loans in our portfolio that will result in losses but that have not been identified as non-performing or potential problem credits. We cannot be sure that we will be able to identify deteriorating credits before they become non-performing assets or that we will be able to limit losses on those loans that are identified.

We may be required to increase our allowance for loan losses for any of several reasons. State and federal regulators, in reviewing our loan portfolio as part of a regulatory examination, may request that we increase our allowance for loan losses. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in our allowance. In addition, if charge-offs in future periods exceed our allowance for loan losses, we will need additional increases in our allowance for loan losses. Any increases in our allowance for loan losses will result in a decrease in our net income and, possibly, our capital, and may materially affect our results of operations in the period in which the allowance is increased.

Recent negative developments in the financial services industry and the U.S. and global credit markets may adversely impact our operations and results.

Negative developments in the latter half of 2007 and the year of 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in 2009. Loan portfolio performances have deteriorated at many institutions resulting from, amongst other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years.  As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions.  Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

Economic conditions either locally or regionally in areas in which our operations are concentrated may adversely affect our business.

Deterioration in local or regional economic conditions in Monmouth County or Union County in New Jersey could cause us to experience a reduction in deposits and new loans, an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, all of which could adversely affect our performance and financial condition.  Unlike larger banks that are more geographically diversified, we provide banking and financial services in the State of New Jersey, primarily within Monmouth and Union Counties.  Therefore, we are particularly vulnerable to adverse local economic conditions.

If economic conditions deteriorate, particularly in the market areas of the Bank, our results of operations and financial condition could be adversely affected as borrowers’ ability to repay loans declines and the value of the collateral securing our loans decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, particularly in the market areas of the Bank, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events.

Decreases in local real estate values would adversely affect the value of property used as collateral for our loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

Changes in interest rates could reduce our income, cash flows and asset values.

Our income and cash flows and the value of our assets depend to a great extent on the difference between the interest rates we earn on interest-earning assets, such as loans and investment securities, and the interest rates we pay on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, will influence not only the interest we receive on our loans and investment securities and the amount of interest we pay on deposits and borrowings but will also affect our ability to originate loans and obtain deposits and the value of our investment portfolio. If the rate of interest we pay on our deposits and other borrowings increases more than the rate of interest we earn on our loans and other investments, our net interest income, and therefore our earnings, could be adversely affected. Our earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.

Competition may decrease our growth or profits.

We face substantial competition in all phases of our operations from a variety of different competitors, including commercial banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, factoring companies, leasing companies, insurance companies and money market mutual funds. There is very strong competition among financial services providers in our principal service area. Our competitors may have greater resources, higher lending limits or larger branch systems than we do. Accordingly, they may be able to offer a broader range of products and services as well as better pricing for those products and services than we can.

In addition, some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on federally insured financial institutions such as the Bank.  As a result, those non-bank competitors may be able to access funding and provide various services more easily or at less cost than we can, adversely affecting our ability to compete effectively.

We plan to continue to grow rapidly and there are risks associated with rapid growth.

We intend to continue to expand our business and operations to increase deposits and loans. Continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations. Our growth may place a strain on our administrative, operational, personnel and financial resources and increase demands on our systems and controls. Our ability to manage growth successfully will depend on our ability to attract qualified personnel and maintain cost controls, lending standards and asset quality while attracting additional loans and deposits on favorable terms, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we grow too quickly and are not able to attract qualified personnel, control costs and maintain lending standards and asset quality, this continued rapid growth could materially and adversely affect our financial performance.

We rely on our management and other key personnel, and the loss of any of them may adversely affect our operations.

We are and will continue to be dependent upon the services of our executive management team. In addition, we will continue to depend on our ability to retain and recruit key commercial loan officers. The Company’s performance is largely dependent on the talents and efforts of highly skilled individuals.  There is intense competition in the financial services industry for qualified employees.  In addition, the Company faces increasing competition with businesses outside the financial services industry for the most highly skilled individuals. The unexpected loss of services of any key management personnel or commercial loan officers could have an adverse effect on our business and financial condition because of their skills, knowledge of our market, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The Emergency Economic Stabilization Act and the agreements between the Company and the Treasury related to the purchase of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and common stock warrants place restrictions on the Company’s ability to pay compensation to its senior officers.  The Company’s business operations could be adversely affected if it were unable to attract new employees and retain and motivate its existing employees.

We may be adversely affected by government regulation.

The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on our profitability or financial condition.

The anti-money laundering, or AML, and bank secrecy, or BSA, laws have imposed far-reaching and substantial requirements on financial institutions.  The enforcement policy with respect to AML/BSA compliance has been vigorously applied throughout the industry, with regulatory action taking various forms.  We believe that our policies and procedures with respect to combating money laundering are effective and that our AML/BSA policies and procedures are reasonably designed to comply with applicable standards.  We cannot provide assurance that in the future we will not face a regulatory action, adversely affecting our ability to acquire banks or open new branches.  However, we are not prohibited from acquiring banks or opening branches based upon the results of our most recently completed regulatory examination.

Environmental liability associated with lending activities could result in losses.

In the course of our business, we may foreclose on and take title to properties securing our loans. If hazardous substances were discovered on any of these properties, we could be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit use of properties we acquire through foreclosure, reduce their value or limit our ability to sell them in the event of a default on the loans they secure. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

Failure to implement new technologies in our operations may adversely affect our growth or profits.

The market for financial services, including banking services and consumer finance services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking and telebanking. Our ability to compete successfully in our markets may depend on the extent to which we are able to exploit such technological changes. However, we can provide no assurance that we will be able to properly or timely anticipate or implement such technologies or properly train our staff to use such technologies. Any failure to adapt to new technologies could adversely affect our business, financial condition or operating results.

A limited market exists for our common stock.

Our common stock commenced trading on the NASDAQ Capital Market on April 4, 2006 and trading volumes since that time have been modest. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market. Accordingly, you may have difficulty selling our common stock at prices which you find acceptable or which accurately reflect the value of the Company.

We are subject to liquidity risk.

Liquidity risk is the potential that we will be unable to meet our obligations as they become due, capitalize on growth opportunities as they arise, or pay regular dividends because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances.

Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to shareholders, operating expenses and capital expenditures.

Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments; sale, maturity and prepayment of investment securities; net cash provided from operations and access to other funding sources.

Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as evidenced by turmoil faced by banking organizations in 2008 in the domestic and worldwide credit markets.

Our preferred shares impact net income available to our common stockholders and our earnings per share.

As long as there are senior preferred shares outstanding, no dividends may be paid on our common stock unless all dividends on the senior preferred shares have been paid in full.  The dividends declared on our senior preferred shares will reduce the net income available to common shareholders and our earnings per common share.  Additionally, warrants to purchase the Company’s common stock issued to the Treasury, in conjunction with the senior preferred shares, may be dilutive to our earnings per share.  The senior preferred shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.

We are not required to declare cash dividends on our common stock. We have not paid any cash dividends to shareholders since the date of our incorporation on August 8, 2005.  Until the the earlier of (i) January 30, 2012 or (ii) the date the Treasury no longer owns any senior preferred shares, we may not pay any dividends on our common stock without obtaining the prior consent of the Treasury.

Future offerings of debt or other securities may adversely affect the market price of our stock.

In the future, we may attempt to increase our capital resources or, if our or the Bank’s capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

The Company may lose lower-cost funding sources.

Checking, savings, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff.  If customers move money out of bank deposits and into other investments, the Company could lose a relatively low-cost source of funds, increasing its funding costs and reducing the Company’s net interest income and net income.

The Company is subject to operational risk.

The Company faces the risk that the design of its controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information.  Management regularly reviews and updates the Company’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures.  Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met.  Any failure or circumvention of the Company’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may also be subject to disruptions of its systems arising from events that are wholly or partially beyond its control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability.  The Company is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as is the Company) and to the risk that the Company’s (or its vendors’) business continuity and data security systems prove to be inadequate.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, the Company and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about the Company’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as risk factors specific to the Company and its subsidiaries, including the Bank. Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the risk factors discussed elsewhere in this prospectus or disclosed in our other SEC filings.

 Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. The Company undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC, other than as required by law.  The risk factors discussed in this prospectus are not intended to be a complete summary of all risks and uncertainties that may affect our business. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

INFORMATION ABOUT THE COMPANY

Community Partners was organized to effect the acquisition of, and become the holding company for, two New Jersey-chartered commercial banks, Two River Community Bank, located in Middletown, New Jersey, and The Town Bank, located in Westfield, New Jersey.   At the effective time of the acquisition in April 2006, each of Two River and Town Bank became a wholly-owned subsidiary of Community Partners.  Effective December 31, 2008, Town Bank merged with Two River into one bank charter as part of Community Partners’ strategic plan to streamline operations to pursue further growth opportunities.  Although Town Bank branches continue to use The Town Bank name, Town Bank now operates as a division of Two River.

Other than its investment in the Bank, Community Partners currently conducts no other significant business activities.  Community Partners may determine to operate its own business or acquire other commercial banks, thrift institutions or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although it has no present plans or intentions to do so.  When we refer to the business conducted by Community Partners in this document, including any lending or other banking activities, we are referring to the business that Community Partners conducts through the Bank.

As of December 31, 2008, the Company had:

•	consolidated assets of $570.24 million;

•	total deposits of $474.84 million;

•	total loans of $448.78 million; and

•	total shareholders’ equity of $73.31 million.

The Company’s principal executive offices and telephone number are:

1250 Highway 35 South
Middletown, New Jersey 07748
(732) 706-9009

Two River Community Bank

The Bank was organized in January 2000 as a New Jersey state-chartered commercial bank to engage in the business of commercial and retail banking. As a community bank, the Bank offers a wide range of banking services including demand, savings and time deposits and commercial and consumer/installment loans to small- and medium-sized businesses, not-for-profit organizations, professionals and individuals principally in the Monmouth County, New Jersey area and the town of Westfield as well as the immediately contiguous portions of Clark, Cranford, Fanwood, Garwood, Mountainside and Scotch Plains in Union County, New Jersey.  The Bank also offers its customers numerous banking products such as safety deposit boxes, a night depository, wire transfers, money orders, travelers checks, automated teller machines, direct deposit, federal payroll tax deposits, telephone and internet banking and merchant card services. The Bank’s principal banking office is located at 1250 Highway 35 South, Middletown, New Jersey 07748.

Products and Services

The Bank offers a full range of retail and commercial banking services to our customers.  These services include a wide variety of business loans and consumer lending products; checking, savings, money market and certificates of deposit; corporate services for businesses and professionals; safe deposit boxes; ACH (automatic clearing house) services; debit card and ATM services; and check deposit pick-up.  Other service products include traveler’s checks, money orders, treasurer’s checks, and direct deposit facilities.  We also offer customers the convenience of a full complement of Internet banking services that allow them to check account balances, view account activity, transfer funds, place stop-payment orders, and pay their bills any time of the day or night.  Deposits are insured up to applicable legal limits.

Lending Activities

The Bank’s principal earning assets are loans originated or participated in by the Bank. The Bank engages in a variety of lending activities, which are primarily categorized as commercial and residential real estate-consumer lending. The strategy is to focus its lending activities on small- and medium-sized business customers and retain customers by offering them a wide range of products and personalized services. Commercial and real estate mortgage lending (consisting of commercial real estate, commercial business, construction and other commercial lending) are currently our main lending focus. Sources to fund loans are derived primarily from deposits, although we do occasionally borrow to fund loan growth or meet deposit outflows.

The Bank presently generates the vast majority of our loans in the State of New Jersey, with a significant portion in Union and Monmouth Counties. Loans are generated through marketing efforts, the Bank’s present customers, walk-in customers, referrals, and the directors, founders and advisory board of the Bank. The Bank has been able to maintain a high overall credit quality through the establishment of and adherence to prudent lending policies and practices and sound management.  The Bank has an established written loan policy for each of its categories of loans. These loan policies have been adopted by the Board of Directors of the Bank and are reviewed annually.  Any loan to Bank or Company directors or their affiliates must be reviewed and approved by the Bank’s Board of Directors in accordance with the loan policy for such loans as well as applicable state and federal law.  Under our loan policies, approval of affiliate transactions are made only by independent board members.

Commercial and Construction Loans

 Our commercial loan portfolio consists primarily of commercial business loans to small- and medium-sized businesses and individuals for business purposes and commercial real estate loans.

 Commercial and industrial loans are usually made to finance the purchase of inventory and new or used equipment or for short-term working capital. Generally, these loans are secured, but these loans are sometimes granted on an unsecured basis. To further enhance our security position, we generally require personal guarantees of the principal owners of the entities to which we lend. These loans are made on both a line of credit basis and on a fixed-term basis ranging from one to five years in duration.

 Commercial real estate loans are made to local commercial, retail and professional firms and individuals for the acquisition of new property or the refinancing of existing property. These loans are typically related to commercial businesses and secured by the underlying real estate used in these businesses or real property of the principals. These loans are generally offered on a fixed or variable rate basis with five to twenty year maturities, subject to rate re-adjustments every five years, and a ten to twenty year amortization schedule.

Construction and land development loans are made on a short-term basis for both residential and non-residential properties and are secured by land and property. Construction loans are usually for a term of six to twelve months. Funds for construction loans are disbursed against work in place as phases of construction are completed and after the construction is inspected by an independent third party.

Residential Real Estate and Consumer Loans

We offer a full range of residential real estate and consumer loans. These loans consist of residential mortgages, home equity lines of credit and loans, personal loans, automobile loans and overdraft protection. Our home equity revolving lines of credit come with a floating interest rate tied to the prime rate with a loan to value ratio range of 70 to 80% depending on underwriting qualifications. Lines of credit are available to qualified applicants in amounts up to $250,000 for up to fifteen years.  We also offer fixed rate home equity loans in amounts up to $250,000 for a term of up to fifteen years. Credit is based on the income and cash flow of the individual borrowers and real estate collateral supporting the mortgage debt.

Investment Portfolio

 Our investment portfolio consists primarily of obligations of U.S. Government-sponsored agencies as well as municipal and government authority bonds, with high grade corporate bonds accounting for less than 10% of the portfolio. Government regulations limit the type and quality of instruments in which the Company may invest its funds.

Deposits

We emphasize relationships with commercial and individual customers and seek to obtain transaction accounts, which are frequently non-interest bearing deposits or lower cost interest bearing checking and money market deposit accounts.

Deposits are the primary source of funds used in lending and other general business purposes. In addition to deposits, we may derive additional funds from principal repayments on loans, the sale of investment securities and borrowing from other financial institutions. Loan amortization payments have historically been a relatively predictable source of funds. The level of deposit liabilities can vary significantly and is influenced by prevailing interest rates, money market conditions, general economic conditions and competition.

The Bank’s deposits consist of checking accounts, savings accounts, money market accounts and certificates of deposit. Deposits are obtained from individuals, partnerships, corporations and unincorporated businesses in our market area. We attempt to control the flow of deposits primarily by pricing our accounts to remain generally competitive with other financial institutions in our market area.

Business Growth Strategy

Our current plan for growth emphasizes expanding our market presence in the communities located between Union County and Monmouth County, New Jersey by adding strategically located new offices and considering selective acquisitions that would be accretive to earnings within the first full year of combined operations. We believe that this strategy will continue to build shareholder value and increase revenues and earnings per share by creating a larger base of lending and deposit relationships and achieving economies of scale and other efficiencies.  Our efforts include opening retail banking offices in Middlesex County and other attractive markets where we have established lending relationships, as well as exploring opportunities to grow and add other profitable banking-related businesses. We believe that by establishing banking offices and making selective acquisitions in attractive growth markets while providing our customary superior service, our core deposits will naturally increase.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company presently consists of 25,000,000 shares of common stock and 6,500,000 shares of preferred stock, 9,000 of which have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  As of February 25, 2009, 6,959,821 shares of the Company’s common stock and 9,000 shares of preferred stock were outstanding.

The following is merely a summary of the terms of the Company’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, including the Certificate of Amendment with respect to the senior preferred stock, copies of which have been filed with the SEC and are also available upon request from us.

General

The Company is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act.

COMMON STOCK

The following description contains certain general terms of the Company’s common stock.

Dividend Rights

The holders of the Company’s common stock are entitled to dividends when, as, and if declared by the Company’s Board of Directors out of funds legally available for the payment of dividends. Generally, New Jersey law prohibits corporations from paying dividends, if after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of its business or the corporation’s total assets would be less than its total liabilities.

The primary source of dividends paid to the Company’s shareholders is dividends paid to the Company by the Bank. Thus, as a practical matter, any restrictions on the ability of the Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by the Company. Dividend payments by the Bank to the Company are subject to the New Jersey Banking Act of 1948 and the Federal Deposit Insurance Act, under which the Bank may not pay any dividends, if after paying the dividend, it would be undercapitalized under applicable capital requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The dividend rights of holders of the Company’s common stock are qualified by and subject to the dividend rights of holders of the Company’s preferred stock described below.

Voting Rights

Each holder of the Company’s common stock is entitled to one vote for each share held on all matters voted upon by the shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Preemptive Rights

Holders of shares of the Company’s common stock are not entitled to preemptive rights with respect to any shares of the common stock that may be issued.

Liquidation Rights

In the event of the dissolution, liquidation or winding up of the Company, or upon any distribution of its capital assets, subject to the prior rights of Community Partners preferred stock, record holders of Community Partners common stock will be entitled to receive the assets of the Company available for distribution to its shareholders ratably in proportion to the number of shares held by them.

Assessment and Redemption

All outstanding shares of the Company’s common stock are fully paid and non-assessable. The Company’s common stock is not redeemable at the option of the issuer or the holders thereof.

Transfer Agent

Registrar and Transfer Company is presently the transfer agent and registrar for the Company’s capital stock.

Listing

The Company’s common stock is listed on the NASDAQ Capital Market under the symbol “CPBC”.

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

The following description contains certain general terms of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  Nine thousand of these shares of senior preferred stock have been authorized, and all shares of the senior preferred stock were issued as of January 30, 2009.  These senior preferred shares have no maturity date.

Dividend & Repurchase Rights

The Fixed Rate Cumulative Perpetual Preferred Stock, Series A, is senior to our common stock and will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment of the Treasury, January 30, 2014, and thereafter at a rate of 9% per annum.  Dividends will be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year.  Unpaid dividends are compounded (i.e. dividends are paid on the amount of unpaid dividends).

As long as the senior preferred shares are outstanding, the Company will not be able to pay dividends on any common stock shares or any preferred shares ranking pari passu with the senior preferred shares, unless all dividends on the senior preferred shares have been paid in full.

Furthermore, until the earlier of the third anniversary of the Treasury's investment or the date on which the Treasury has transferred all of the senior preferred stock to unaffiliated third parties or such stock is redeemed in full, the Company may not, without the consent of the Treasury, increase the amount of cash dividend on its common stock.  The Treasury’s consent is not required where dividends on common stock are payable solely in shares of the Company’s common stock.

The Treasury’s consent will be required for any repurchase of the Company’s common stock or other capital stock or other equity securities of the Company, or any trust preferred securities, other than repurchases of the senior preferred shares and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

For as long as the Treasury continues to own any senior preferred shares, the Company may not repurchase any senior preferred shares from any other holder of such shares unless it offers to repurchase a ratable portion of the senior preferred shares then held by the Treasury on the same terms and conditions.

Conversion

Holders of the senior preferred shares have no right to exchange or convert such shares into any other securities of the Company.

Voting Rights

The senior preferred shares are non-voting shares, other than class voting rights granted under New Jersey law and class voting rights on (i) any authorization or issuance of shares ranking senior to the senior preferred shares; (ii) any amendment to the rights of the senior preferred shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the senior preferred shares.  If dividends on the senior preferred shares as described above are not paid in full for six dividend periods, whether or not consecutive, the senior preferred shareholders will have the right to elect two directors. The right to elect directors will cease when all unpaid dividends (including compounded dividends) have been paid in full.

Liquidation Rights

The senior preferred shares have a liquidation preference of $1,000 per share.  In the event of liquidation, dissolution or winding up of the Company, holders of the Company’s senior preferred stock are entitled to receive full payment of the liquidation amount per share and the amount of any accrued and unpaid dividends, before any distribution of assets or proceeds is made to the holders of the Company’s common stock.

Redemption

The Company may redeem the senior preferred shares three years after the date of the Treasury’s investment, or earlier if it raises in an equity offering net proceeds equal to the amount of the senior preferred shares to be redeemed.  It must raise proceeds equal to at least 25% of the issue price of the senior preferred shares to redeem any senior preferred shares prior to the end of the third year.  The redemption price is equal to the sum of the liquidation amount per share and any accrued and unpaid dividends on the senior preferred shares up to, but excluding, the date fixed for redemption.

Other Matters

The senior preferred shares are freely transferable.  The senior preferred shares are not subject to any mandatory redemption, sinking fund or other similar provisions.

Anti-Takeover Provisions

Provisions of our certificate of incorporation may have anti-takeover effects.  These provisions may discourage attempts by others to acquire control of the Company without negotiation with our Board of Directors.  The effect of these provisions is discussed briefly below.

Authorized Stock

The shares of our common stock authorized by our certificate of incorporation but not issued provide our Board of Directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote.  Our Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of the Company.  For a further discussion, see “Anti-Takeover Provisions – Blank Check Preferred Stock” below.

Blank Check Preferred Stock

The remaining 6,491,000 undesignated shares of preferred stock are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. The Company’s certificate of incorporation authorizes the Company’s Board of Directors to issue new shares of the Company’s preferred stock without further shareholder action.

The Company’s certificate of incorporation gives the Board of Directors authority at any time to:

•	divide any or all of the preferred stock into series;

•	determine for any such series its designation, number of shares, relative rights, preferences and limitations;

•
increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding; and

•	change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any established series no shares of which have been issued.

With respect to any series of preferred stock, the Company’s certificate of incorporation further gives the Board of Directors authority at any time to determine:

•
the dividend rate on shares of such series and any restrictions, limitations or conditions upon the payment of such dividends, and whether dividends are cumulative, and the dates on which dividends, if declared, shall be payable;

•	whether the shares of such series shall be redeemable and, if so, the terms of redemption;

•	the rights of holders of shares of such series in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of its assets;

•	whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof;

•	whether the shares of such series shall be convertible into shares of any other class or series of the same or any other class, and if so, the terms of such conversion; and

•	the extent of voting powers, if any, of the shares of such series.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of the Company’s common stock will not have preemptive rights with respect to any newly issued stock.  The Company’s Board of Directors could adversely affect the voting power of holders of the Company’s common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe to be in the best interests of its shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete.  Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.  The Board of Directors of the Company has not approved any plan to issue preferred stock for this purpose.  The Company’s Board of Directors does not intend to issue any preferred stock except on terms that the Board deems to be in the best interests of the Company and its shareholders.

DESCRIPTION OF WARRANT

On January 30, 2009, the Company issued and sold to the Treasury a ten-year warrant to purchase up to 288,462 shares of the Company’s common stock, no par value, in addition to the 9,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A. The warrant is immediately exercisable by the holder and will expire on January 30, 2019. The warrant may be exercised in whole or in part.

The exercise price of the warrant is $4.68 per share, determined by reference to the market price of the Company’s common stock on the date of the Treasury’s approval of the Company’s application to sell to the Treasury the senior preferred shares (calculated on a 20-day trailing average of days on which the Company’s common stock was traded).

Exercise of Warrant

Without the consent of both the Company and the warrantholder, the warrant may only be exercised on a net basis.  Therefore, the holder does not pay the exercise price but instead authorizes the Company to reduce the shares receivable on exercise of the warrant by the number of shares with a then current market value equal to the exercise price.  To exercise the warrant, the holder must present and surrender the warrant and a notice of exercise to the Company.

Rights of Warrantholder

A holder of the warrant as such is not entitled to vote or exercise any of the rights as a stockholder of the Company until such time as such warrant has been duly exercised.

Transferability of Warrant

The warrant and all rights thereunder are transferable, in whole or in part, by a holder upon surrender of the warrant, duly endorsed, to the office or agency of the Company.  Thereafter, a new warrant registered in the name of the designated transferee or transferees will be made and delivered by the Company.

Share Adjustment

The warrant contains provisions that will adjust the exercise price of the warrant and the number of shares purchasable upon exercise of the warrant proportionally to reflect any share dividend or other distribution, share subdivision, combination or reclassification which affects holders of record of the Company’s common stock as of any date on or after the issuance date of the warrant. In the event of any merger, consolidation, or other business combination to which the Company is a party, the warrantholder’s right to receive shares of common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.

If the Company raises equity capital on or before December 31, 2009 in aggregate gross proceeds of not less than 100% of the issue price of the senior preferred shares sold to the Treasury and if the Treasury is still the holder of the warrant, then the number of shares of the Company’s common stock underlying the warrant will be reduced by one half.

The foregoing is merely a summary of the terms of the warrant. This summary does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

USE OF PROCEEDS

This prospectus relates to the securities that may be offered and sold from time to time by the selling securityholders who will receive all of the proceeds from the sale of the shares. Community Partners will not receive any of the proceeds from the sales of securities by the selling securityholders. Most of the costs and expenses incurred in connection with the registration under the Securities Act of the securities will be paid by Community Partners. The selling securityholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling securityholders, and share transfer and other taxes attributable to the sale of the securities.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Capital Market;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume.  The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders.  In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The NASDAQ Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On January 30, 2009, we issued the securities covered by this prospectus, as well as 9,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities covered by this prospectus which they own.  The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a warrant to purchase 288,462 shares of our common stock; and

•
288,462 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 3.98% of our common stock outstanding as of February 25, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities covered by this prospectus pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities of the Company offered hereby has been passed upon for the Company by Day Pitney LLP, Morristown, New Jersey.

EXPERTS

The consolidated financial statements of Community Partners Bancorp. as of December 31, 2007 and 2006 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Beard Miller Company LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus.  This prospectus summarizes material provisions of contracts and other documents that we refer you to.  For further information on the Company and the securities, you should refer to our registration statement and its exhibits.  As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus.  Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.  We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

We also file reports, proxy statements and other information with the SEC.  Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C.  The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  You may also inspect our SEC reports and other information at the offices of The NASDAQ Stock Market at One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we filed or furnished with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•	Current Reports filed or furnished on Form 8-K dated December 23, 2008, January 23, 2009, January 30, 2009 and February 2, 2009;

•	The definitive proxy statement for our 2008 annual meeting of shareholders; and

•	The description of the common stock which is contained in the Company’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

In addition, all of our filings pursuant to the Exchange Act with the SEC after the date of our initial registration statement and prior to effectiveness of our registration statement are deemed to be incorporated by reference into the prospectus.

We also incorporate by reference each of the following documents that we file with the SEC in the future until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only.  Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Investor Relations Department, as follows:

Community Partners Bancorp
1250 Highway 35 South
Middletown, New Jersey 07748
Attention:  Michael J. Gormley, Executive Vice President, COO & CFO
Telephone: (732) 389-6051

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the approximate expenses payable by the Company in connection with the sale of the securities being registered:

Registration Statement filing fee	$53.06
Printing expenses	100.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	1,500.00
Miscellaneous	500.00

Total	$12,153.06

Item 15.  Indemnification of Directors and Officers

Limitation of Personal Liability of Directors and Officers. The Company’s certificate of incorporation contains provisions that may limit the personal liability of any director or officer of the Company to the Company or its shareholders for damages for an alleged breach of any duty owed to the Company or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such officer or director of an improper personal benefit. These provisions are explicitly permitted by Section 14A:2-7(3) of the New Jersey Business Corporation Act.

Indemnification of Directors and Officers Provided by the Company’s Governing Documents. The Company’s certificate of incorporation provides that the Company will indemnify to the full extent from time to time permitted by law, any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative, arbitrative, legislative, investigative or of any other kind (together “an action”), by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company or serves or served any other enterprise at the request of the Company against expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therein. The Federal Deposit Insurance Act generally prohibits indemnification of a holding company’s directors and officers for any penalty or judgment resulting from any administrative or civil action instituted by a federal banking agency.

Consistent with, and to the extent permitted by Section 14A:3-5 of the NJBCA, under the Company’s Bylaws, the Company will indemnify its officers and directors and any such person’s estate against expenses (including reasonable attorney’s fees) incurred in any action, by reason of the fact that the officer or director is or was serving as a director, officer, employee or agent of the Company (or at the request of the Company in such capacity). Subject to the receipt by the Company of an undertaking by the officer or director to repay the expenses if there is a judgment or other final adjudication holding that the officer or director is not entitled to receive reimbursement of expenses from the Company, the Company will pay in advance or reimburse the officer or director for such expenses. However, the Company will not indemnify such person if a judgment or other final adjudication adverse to the person establishes that his or her acts or omissions (i) were acts or omissions that the person knew or believed to be contrary to the best interests of the Company or shareholders in connection with a matter to which he had a material conflict of interest, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in receipt by such person of an improper personal benefit. The Company also will not be required to further pay or reimburse expenses (and will be entitled to repayment of any paid expenses) if the officer or director enters a formal plea or written admission in the action that he or she has committed such acts or omissions establishing that he or she is not entitled to indemnification. Unless the Board of Directors has authorized or consented to the action to which the officer or director is a party, the Company is not obligated to pay or reimburse an officer or director for any expenses in connection with an action (or part thereof) initiated by the officer or director.

Under Section 14A:3-5 of the NJBCA, with respect to any derivative action, the Company is empowered to indemnify any corporate agent (including any current or former officer or director) against the agent’s expenses (but not the agent’s liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the agent being or having been a corporate agent if the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the Company. However, only the court in which the proceeding was brought can empower the Company to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

Under Section 14A:3-5 of the NJBCA, a corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant the agent the requested indemnification.

Indemnification of Officers and Directors under the Agreement and Plan of Acquisition (the “Acquisition Agreement”). Under the Acquisition Agreement entered into between Two River Community Bank and The Town Bank and the Company in 2005, the Company is obligated to indemnify current and former directors and officers of the banks and their subsidiaries for six years following the effective time of the acquisition, which was April 1, 2006 (the “Effective Time”), for any matters arising out of their positions with the banks prior to the acquisition. The indemnification provisions of the respective governing documents of the Company, the banks and their respective subsidiaries in effect at the time of the acquisition cannot be amended for a period of six years after the Effective Time in any manner that would adversely affect the rights of these officers and directors.

The New Jersey Banking Act contains almost identical provisions to New Jersey corporate law relating to limitation of liability and indemnification of directors, officers and employees. Under New Jersey corporate law, to be entitled to indemnification, it must be determined that, in general terms, the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful. Each bank’s certificate of incorporation reflects this statutory formulation limiting the liability of its officers and directors, and the bylaws of each bank contain provisions for the indemnification of its officers and directors, which reflect this statutory formulation. Each bank’s certificate of incorporation provides that officers (for the duration permitted by the New Jersey Banking Act) and directors of the bank shall not be personally liable to the bank or its shareholders for damages for breach of any duty owed to the bank or its shareholders, except damages for breaches of duty based upon an act or omission (a) in breach of such person’s duty of loyalty, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

Insurance. The Company, as required by the Acquisition Agreement, maintains insurance coverage for the purpose of indemnifying current and former directors and officers of the banks for any matters arising out of their positions with the banks prior to the acquisition and will also pay all reasonable expenses incurred by any such individual in enforcing his or her rights to indemnification and insurance coverage. The Company is required to maintain this coverage for a period of six years following the Effective Time.

Item 16.  Exhibits

The following exhibits are filed herewith or incorporated by reference.  The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.

3.1	Amended and Restated Certificate of Incorporation of Community Partners Bancorp (Incorporated by reference to Exhibit 3.1 of Form S-4 filed November 10, 2005).

3.2	Certificate of Amendment establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Incorporated by reference to Exhibit 3.1 of Form 8-K filed January 23, 2009).

4	Warrant, dated January 30, 2009, to purchase up to 288,462 shares of Community Partners common stock (Incorporated by reference to Exhibit 4.1 of Form 8-K filed January 30, 2009).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

10
Letter Agreement, dated January 30, 2009, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between Community Partners Bancorp and the U.S. Department of the Treasury (Incorporated by reference to Exhibit 10.1 of Form 8-K filed January 30, 2009).

23.1	Consent of Beard Miller Company LLP (filed herewith).

23.2	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering; and

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Middletown, State of New Jersey, on the 26th day of February, 2009.

COMMUNITY PARTNERS BANCORP
By:	/s/ Charles T. Parton
Charles T. Parton Interim President and Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles T. Parton as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles T. Parton	Interim President and Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	February 26, 2009
Charles T. Parton

/s/ Michael J. Gormley	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer)	February 26, 2009
Michael J. Gormley

/s/ Michael Bis	Controller and Chief Accounting Officer (Principal Accounting Officer)	February 26, 2009
Michael Bis

/s/ Joseph F.X. O’Sullivan	Vice Chairman of the Board	February 26, 2009
Joseph F.X. O’Sullivan

/s/ Barry B. Davall	Director	February 26, 2009
Barry B. Davall

/s/ Robert E. Gregory	Director	February 26, 2009
Robert E. Gregory

/s/ Michael W. Kostelnik, Jr.	Director	February 26, 2009
Michael W. Kostelnik, Jr.

/s/ Frederick H. Kurtz	Director	February 26, 2009
Frederick H. Kurtz

/s/ Frank J. Patock, Jr.	Director	February 26, 2009
Frank J. Patock, Jr.

/s/ John J. Perri, Jr.	Director	February 26, 2009
John J. Perri, Jr.

INDEX TO EXHIBITS

3.1	Amended and Restated Certificate of Incorporation of Community Partners Bancorp (Incorporated by reference to Exhibit 3.1 of Form S-4 filed November 10, 2005).

3.2	Certificate of Amendment establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Incorporated by reference to Exhibit 3.1 of Form 8-K filed January 23, 2009).

4	Warrant, dated January 30, 2009, to purchase up to 288,462 shares of Community Partners common stock (Incorporated by reference to Exhibit 4.1 of Form 8-K filed January 30, 2009).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

10
Letter Agreement, dated January 30, 2009, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between Community Partners Bancorp and the U.S. Department of the Treasury (Incorporated by reference to Exhibit 10.1 of Form 8-K filed January 30, 2009).

23.1	Consent of Beard Miller Company LLP (filed herewith).

23.2	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).